Exhibit 99.1

Zura Bio to Present Phase 2 TibuSURE Study Design Poster Evaluating Dual IL-17A and BAFF Inhibition in Systemic Sclerosis at 9th Systemic Sclerosis World Congress

HENDERSON, Nev. – (BUSINESS WIRE) – March 5, 2026 – Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical-stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced that the design of its ongoing Phase 2 TibuSURE clinical trial evaluating tibulizumab (ZB-106) in systemic sclerosis (SSc) has been accepted for poster presentation at the Systemic Sclerosis World Congress, taking place March 5–7, 2026 in Athens, Greece.

The poster, titled “TibuSURE: A Phase 2, Multi-Center, Randomized, Double-Blind, Placebo-Controlled Study with Open-Label Extension to Evaluate the Efficacy, Safety, and Tolerability of Tibulizumab in Adults with Systemic Sclerosis” (Abstract ID 184; Poster P.267), outlines the rationale and design of the global Phase 2 study. No clinical efficacy or safety data will be presented.

Diffuse cutaneous systemic sclerosis (“dcSSc”) is a rare, progressive autoimmune disease characterized by immune activation, vasculopathy and fibrosis affecting the skin and internal organs, including the lungs. Treatment options remain limited, highlighting the need for therapeutic approaches that address multiple drivers of disease biology.

TibuSURE is the first clinical trial designed to evaluate the dual inhibition of interleukin-17A (“IL-17A”) and B-cell activating factor (“BAFF”) in dcSSc. Tibulizumab is an investigational bispecific antibody engineered to simultaneously neutralize IL-17A and BAFF, two cytokines implicated in inflammation, autoimmunity and fibrotic progression in SSc. By targeting complementary immune pathways, tibulizumab represents a differentiated investigational strategy intended to modulate both inflammatory and fibrotic disease processes.

The ongoing global Phase 2 study is expected to enroll approximately 80 adults who will be randomized 1:1 to receive tibulizumab or placebo every four weeks for 24 weeks, followed by a 28-week open-label extension. The primary endpoint is change from baseline in modified Rodnan Skin Score at Week 24. Topline results are currently anticipated in the first half of 2027.

Poster Presentation Details

•	Poster Number: P.267

•	Presenting Author: Christopher Denton, M.D., Ph.D., FRCP, Professor of Experimental Rheumatology at University College London

•	Session Times (Local Athens Time, EET / UTC+2):

–	Friday, March 6, 2026: 13:20–14:25

–	Saturday, March 7, 2026: 12:35–13:50

ABOUT TIBULIZUMAB (ZB-106)

Tibulizumab is an investigational, humanized, tetravalent dual-antagonist antibody engineered by fusing Taltz® (ixekizumab) and tabalumab to bind to and neutralize both IL-17A and BAFF. It is currently being evaluated in two Phase 2 clinical studies in adults with hidradenitis suppurativa and systemic sclerosis. Prior to in-licensing by Zura, Phase 1/1b studies were conducted in patients with Sjögren’s syndrome and rheumatoid arthritis.

Tibulizumab is an investigational compound and has not been approved for marketing by the U.S. Food and Drug Administration or any other regulatory authority.

ABOUT ZURA

Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. Zura’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates crebankitug (ZB-168) and torudokimab (ZB-880) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “believe,” “designed to,” “expect,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward-looking statements include expectations regarding the development and potential therapeutic benefits of Zura’s product candidates; the timing of enrollment, initiation, progress, and results of Zura’s current and future clinical trials, including TibuSURE, including reporting of data therefrom; and Zura’s plans to present the design of its Phase 2 TibuSURE clinical trial at the Systemic Sclerosis World Congress. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the development of therapeutic product candidates, such as the risk that any one or more of Zura’s current or future product candidates will not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, such as signals of safety, activity or durability of effect, observed from preclinical trials, will not be replicated or will not continue in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, will not be replicated in ongoing or future studies or clinical trials involving Zura’s current or future product candidates; the risk that Zura’s current or future product candidates or procedures in connection with the administration thereof will not have the safety or efficacy profile that Zura anticipates; risks regarding the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; unexpected litigation or other disputes; the impacts of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties that are described in Zura’s Annual Report on Form 10-K for the year ended December 31, 2024, as supplemented by its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025, and other filings with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof, and Zura assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT

Megan K. Weinshank

Head of Corporate Affairs

ir@zurabio.com